Exhibit 99.2
Press Release issued September 6, 2006


For immediate release

For information contact:
Entertainment Is Us, Inc.
Shareholder Relations
EIUS@jcir.com or 212/835-8524


                       ENTERTAINMENT IS US, INC. APPOINTS
                    MIGUEL SEBASTIA INTERIM CEO AND DIRECTOR
                         FOLLOWING KANAYAMA RESIGNATION


Chicago, IL, September 6, 2006 - Entertainment Is Us, Inc. (OTC BB: EIUSE) today announced that it has named Miguel Sebastia as Interim Chief Executive Officer and as a director of the Company, effective immediately, following the receipt of a letter of resignation from former Chairman and Chief Executive Officer Noriyuki Kanayama.

In his resignation letter dated August 30, 2006 addressed to Director Loic Humphreys, Mr. Kanayama expressed his view that his resignation would be in the best interests of the Company and its stockholders in light of the Company's recent receipt of an opinion of its Japanese counsel that raises serious questions under Japanese law about the validity of the acquisition of Sankyo Corporation. As independent director, Mr. Humphreys is leading the Company's efforts to resolve this issue. In his letter, Mr. Kanayama also reiterated his commitment to assist the Company in this endeavor.

Mr. Humphreys, stated, "We are hopeful that Mr. Kanayama's resignation will be temporary pending a resolution of the Sankyo acquisition matter - which is currently under investigation. In the interim, we are pleased to appoint Miguel Sebastia as both Interim CEO and as a Director of the Company. Miguel brings a unique wealth of international marketing, sales and entrepreneurial experience to our senior management team and Board and we are pleased to welcome him."

Mr. Sebastia is currently President of i-Latina LLC, a marketing and advertising solutions-focused organization he founded in 1997 to assist global corporations expand their reach to the US-Hispanic and Latin American markets. Prior to launching i-Latina, he was Vice President, Southern Europe and Latin America for Graff Pay-Per-View and General Manager at Estel Communications, Inc. He served on the Barcelona Olympics Organizing Committee in 1992, was Executive Director of the Spain-USA Chamber of Commerce and also acted as Senior Advisor in the New York Commercial Office of the Embassy of Spain. Sebastia began his career in 1979 as Product Manager at Henkel Iberica. He is a graduate of E.S.A.D.E. Business School in Barcelona - where he completed a five-year combined MBA/BA program in marketing.


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Separately, the Company recently engaged Whyte Hirschboeck Dudek S.C. as its new independent corporate and securities counsel, replacing Sichenzia Ross Friedman Ferrence LLP. Whyte Hirschboeck Dudek is a full-service business law firm with its principal office in Milwaukee, WI. Additional information can be found at the Whyte Hirschboeck Dudek website - www.whdlaw.com.

Further details are available in the Company's Form 8-K and other filings available at www.sec.gov.

About Entertainment Is Us

Entertainment Is Us recently issued a press release and filed a Current Report on Form 8-K with the Securities and Exchange Commission disclosing its receipt of a legal opinion from its Japanese legal counsel that raises a serious question as to whether the Company effectively acquired Sankyo Corporation in 2005. As disclosed, the Company's Board of Directors is actively reviewing legal options, including alternative transactions under Japanese law, to cause Sankyo to become a subsidiary of the Company or to otherwise cause the Company to own all of the assets of Sankyo. At this time, the Company can make no assurance that it will be successful in identifying viable legal options. Sankyo owns and operates five Pachinko parlors in Japan. Additionally, Sankyo owns the Pachinko parlor land and buildings, two commercial buildings, a building consisting of 30 one-room condominiums, and 15 parking lots in Shizuoka City.


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